Exhibit 8.1

July 31, 2020

Cantor Fitzgerald Income Trust, Inc.

110 East 59th Street

New York, New York 10022

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

You have requested our opinion in connection with the sale and registration by Cantor Fitzgerald Income Trust, Inc., a Maryland corporation (the “Company”), of $1,250,000,000 in shares (the “Shares”) of common stock, $0.01 par value per share, of the Company, consisting of Class T Common Stock, Class S Common Stock, Class D Common Stock and Class I Common Stock, covered by Registration Statement (File No. 333-237327), and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. $1,000,000,000 in Shares are issuable in the Company’s primary offering (the “Offering”) pursuant to subscription agreements and $250,000,000 in Shares are issuable pursuant to the Company’s Distribution Reinvestment Plan (the “Plan”), subject to the right of the Company to reallocate Shares between the Offering and the Plan as described in the Registration Statement. All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Registration Statement.

In rendering our opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement (including all exhibits thereto), (2) the Articles of Amendment and Restatement of the Company, together with all amendments thereto (the “Charter”), (3) certain written representations of the Company, contained in a letter to us dated on or about the date hereof (the “Representation Letter”), and statements made by independent public accountants of the Company, and (4) such other documents or information as we have deemed necessary to render the opinion set forth in this letter. In our review, we have assumed with your consent that any documents listed above which we reviewed in proposed form have been or will be duly executed without material changes from the documents reviewed by us, all of the representations and statements set forth in such documents are true, accurate and complete, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Charter of the Company, have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Cantor Fitzgerald Income Trust, Inc.

July 31, 2020

We have not made an independent investigation or audit of the facts set forth in the above referenced documents or statements, including, without limitation, factual matters contained in the Representation Letter and in the Registration Statement. We have consequently assumed with your consent (i) the accuracy of the representations as to factual matters contained in the Representation Letter; (ii) that any representation or statement on which we are relying is true without regard to any qualification as to knowledge, belief, intent or materiality; (iii) that the information presented in all documents or otherwise furnished to us is accurate and complete in all material respects; and (iv) that from and after the date hereof, the Company will continue to operate in a manner which meets the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Internal Revenue Code of 1986, as amended (the “Code”) as necessary to qualify, and remain qualified, as a real estate investment trust within the meaning of the Code (a “REIT”).

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, including those set forth below, we are of the opinion that:

1. Beginning with its taxable year ending December 31, 2017, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation will enable it to meet the requirements for qualification as a REIT under the Code.

2. All statements of law and legal conclusions, but not statements of fact, contained in the Registration Statement under the heading “Federal Income Tax Considerations” are correct in all material respects.

No assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT under the Code. The Company’s ability to achieve and maintain qualification as a REIT depends upon its ability to satisfy certain diversity of stock ownership requirements and, through actual ongoing operating results, certain requirements under the Code regarding the nature of its gross income and assets, distribution levels and certain other requirements of the Code and Treasury Regulations. No assurance can be given that the actual ownership of the Company’s stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT.

The opinions expressed herein are based upon the Code, the Treasury Regulations promulgated thereunder (including temporary and proposed regulations) and existing administrative and judicial interpretations thereof (including private letter rulings issued by the IRS, which are not binding on the IRS except with respect to a taxpayer receiving such a ruling), all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein. This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or the opinion set forth herein. Our opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a position contrary to our opinion or that a court will not sustain such a position if asserted by the IRS.

Cantor Fitzgerald Income Trust, Inc.

July 31, 2020

The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter. Except as set forth herein, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or any investment in the Company.

This opinion has been prepared for you in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of the name of the firm under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP